Employment Agreement

By and AmongFocVs
Technologies, Inc.

andeasyQual.com,
Inc.

andEdward
Nichols

EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement") is made and entered into as of December 13, 2000 (the "Effective Date"), by and among FocVs Technologies, Inc., a Colorado corporation (the "Company"), easyQual.com, Inc., a Colorado corporation (the "Parent Company") and Edward Nichols (the "Executive").

BACKGROUND

        The Company is engaged in the business of providing, acquiring, developing, marketing, and managing the marketing on a national basis those products and processes for financial and service businesses and products via the internet through its own proprietary technology service provider or automated financial services provider (the “TSP” or the “Business”). The Company wishes to employ Executive as Vice-President of the Company and Executive desires to be so employed, upon the terms and conditions set forth in this Agreement.

AGREEMENTS

         In consideration of the mutual covenants set forth in this Agreement, the Company and Executive agree as follows:

        1. Definitions. For all purposes of this Agreement, the following capitalized terms shall have the following meanings, and other capitalized terms shall have the meanings stated elsewhere in this Agreement:

         1.1 “Affiliate” means any Person (i) which, directly or indirectly, Controls, is Controlled by, or is under common Control with, the Company or (ii) if the Person is a natural person, any person related to such Person by blood, adoption or marriage.

         1.2 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policy of any entity, whether through the ownership of voting securities or by any right to vote the same, by contract, or otherwise, or the ownership, directly or indirectly, of ten percent (10%) or more of the equity or profits interests in such entity.

        1.3 “Intellectual Property” means all trademarks, trade names, service marks, service names, logos, patents, patent rights, patent applications and other proprietary rights, including but not limited to the Company’s right, title and interest in and to all worldwide marketing rights, copyrights, copyright registrations, copyright applications, patent rights, trade secrets, Know-How, inventions, inventors’ notes, white papers, drawings, designs, utility models, design protections, and any right, title or interest of the Company in, to or under any of the foregoing provided by the laws of any nation or jurisdiction.

         1.4 “Know-How” means Company’s confidential and proprietary operating know-how and technology used or capable of being used to produce any Internet Related application or telephony application and programs, whether existing in laboratory notebooks, reports, memoranda, computer data bases, computer programs or related tangible or intangible items.

         1.5 “Person” means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization, or any government, governmental department or agency or political subdivision thereof.

        1.6 “Projections” means the pro forma statement of cash flow for the Company attached as Exhibit A to this Agreement.

         1.7 “Sale” means the merger of, or the sale or conveyance of all or substantially all of the assets of, the Company, except by or into an Affiliate of the Parent Company .

        1.8 “Technical Documentation” means all technical and descriptive materials relating to the acquisition, design, development, use or maintenance of any Internet related computer software programs, mortgage or loan processing, underwriting or interface computer programming code (object code and source code), program documentation and materials.

        1.9 “Termination By Company For Cause” means (a) the termination by the Company of Executive’s employment (i) based on a determination that Executive has engaged in conduct constituting willful misconduct or gross negligence, or breach of a fiduciary duty, or (ii) because Executive has materially breached or violated any of the provisions of the Company’s employee handbook or other policies in effect from time to time that are applicable to similarly-situated employees of the Company and that by their terms may result in termination of employment, or (iii) because Executive has breached in any material respect this Agreement (and, only if correction or cure is possible, Executive has failed to correct or cure such breach within 30 days after receiving notice from the Company specifying such breach in reasonable detail, provided that if the breach as to which the Company gives such notice is the same as or substantially similar to a breach that was the subject of a prior notice by the Company, a Termination By Company for Cause will be deemed to have occurred upon the giving of such notice, or (b) the termination by the Company of Executive’s employment because he has been convicted of a felony or any act involving the misuse or misappropriation of money or other property of Company, or been adjudged by a court of competent jurisdiction to have defrauded the Company, any Affiliate of the Company or any customer of the Company; (c) Executive has made any materially false statement or misrepresentation in the Consulting Development Agreement to which this contract is a part; or (d) the termination by the Company of Executive’s employment because of Executive’s failure to meet the minimum standards of performance set forth in Exhibit A.

        1.10 “Termination By Executive For Good Reason” means a termination by Executive of his employment with the Company based on (i) a material diminution of Executive’s duties as Vice-President of the Company, (ii) the breach by the Company in any material respect of this Agreement (and, only if correction or cure is possible, the failure by the Company to correct or cure such breach within thirty days after receiving notice from Executive specifying such breach in reasonable detail, provided that if the breach is the same as or substantially similar to a breach that was the subject of a prior notice by Executive, a Termination by Executive for Good Reason will be deemed to have occurred upon the giving of such notice), or (iii) the Company ceasing to be engaged in the Business or in any business that is substantially similar to the Business, or (iv) the occurrence of a Sale.

        1.11 “Termination By Company Without Cause” means a termination by the Company of Executive’s employment that is not a Termination By Company for Cause.

        1.12 “Termination By Executive Without Good Reason” means a termination by Executive of his employment with the Company that is not a Termination By Executive For Good Reason.

        2. Employment.

        2.1 Employment. The Company hereby employs Executive in the capacity of Vice–President of the Company and Executive hereby accepts such employment, all subject to the terms and conditions set forth in this Agreement. Executive will be responsible for the design, development, and implementation of the national design, technical make-up and implementation of the business plan of the Company and related service software applications and products, subject to the direction and control of the Board of Directors of the Company, at all times maintaining auditable records, accounts and operations which conform to the Parent Company’s Certified Public Accountant’s and Regulatory demands for compliance with the laws, rules and regulations of the Securities Exchange Commission, the NASD, RESPA, Truth in Lending and other similar such laws and will perform such duties with respect to the Company as are normally required of a Vice President of a technology company. Executive shall report to Dean Kramer, Scott Salzman, Jim Saunders and Scott Sax and be subject to the direction of the Parent Company.

        2.2 Time Devoted. During the Employment Term, Executive will devote all of his business time, attention and skills to the Company.

        2.3 Reimbursement. The Company shall reimburse the Executive for all reasonable expenses he incurs related to the Company’s business, including expenses for travel, entertainment of business associates, service and usage charges for business use of cellular phones and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures.

        3. Term of Employment. The employment by the Company of Executive pursuant to this Agreement will commence on the Effective Date and will expire on the second anniversary of the Effective Date, or on such earlier date as Executive’s employment is terminated pursuant to Section 5. The period of such employment is referred to as the “Employment Term.”

        4. Compensation: Deferred Compensation: Non-Competition Consideration: Expense Reimbursement; Benefits.

        4.1 Base Salary and Bonus.

        (a) Base Salary. The Company will pay to Executive, as his base compensation for all services to be rendered by him pursuant to this Agreement, a salary (“Base Salary”) at the rate of One Hundred Twenty Five Thousand U.S. dollars ($125,000.00) per annum for the period beginning on the Effective Date and continuing for such periods as may be mutually agreed herein between the Company and the Executive for succeeding annual periods; however provided that Executive shall have this Agreement automatically renewed for succeeding annual periods provided that the minimum performance standards as set forth on Exhibit A hereto are met for the first two years.

        4.2 Non-Competition Consideration. None.

        4.3 Incentive Compensation. See Exhibit B.

        4.4 Employment Benefits.

        (a) The Executive shall be entitled to a minimum of fifteen (15) days of paid vacation during each year of his employment with the Company, or as may be more favorably provided in accordance with Company practice in that year. The Executive shall also be entitled to leave for illness or temporary disability, which may be paid or unpaid, in accordance with the policies of the Company in effect at that time.

        (b) The Company shall provide the Executive and his dependents with health insurance coverage.

        (c) Executive will be entitled to all additional benefits which the Company may from time to time make generally available to similarly situated employees, such as participation in welfare benefit plans (including group insurance plans), subject, in any event, to applicable eligibility requirements. In addition, the Company shall employ such staff as reasonably requested by Executive to meet the demands of his office and provide such tools, facilities and equipment reasonably required to perform the tasks of Vice-President of the Company.

        5. Termination.

        5.1 Death. The Employment Term will terminate automatically in the event of Executive’s death. Upon such termination, Executive will be entitled to receive the payments described in Section 5.5(a).

        5.2 Disability. If Executive becomes Disabled, subject to the restrictions of applicable law the Company may elect to terminate the Employment Term by giving written notice of termination to Executive, which notice will specify the date of termination. Upon such termination, Executive will be released from any duties under (except as stated in Section 6) and will be entitled to receive the payments described in Section 5.5(a). “Disabled” means the inability of Executive substantially to perform his duties for a period of ninety consecutive days or for a total of 180 days or more in any 360 day period as a result of a physical or mental illness, all as determined in good faith and on a reasonable basis by Parent Company. Parent Company will be deemed to have acted in good faith if it acts in reliance on the advice of one or more physicians reasonably believed by the Parent Company to be competent in such matters.

        5.3 Termination By Company For Cause or Termination By Executive Without Good Reason. The Employment Term will be terminated by a Termination By Company For Cause or a Termination By Executive Without Good Reason. Upon either such termination, Executive will be released from all duties under this Agreement except as stated in Section 6) and will be entitled to receive the payments described in Section 5.5(b).

        5.4 Termination By Company Without Cause or Termination By Executive For Good Reason. The Employment Term will be terminated by a Termination By Company Without Cause or a Termination By Executive For Good Reason. Upon either such termination, Executive will be released from all duties under this Agreement (except as stated in Section 6) and Executive will be entitled to receive the payments described in Section 5.5(a).

        5.5 Payment Upon Termination. If the Employment Term is terminated before the second anniversary of the Effective Date, in addition to any rights to payments Executive may have under Sections 4.4 and 4.5, Executive shall be entitled to the following which when paid or granted will be deemed to be paid or granted in final settlement of any claims in connection with such termination Executive may have against the Company or any Affiliate of the Company and after such payments are made and, if applicable, rights granted, the Company and its Affiliates will have no liability or obligation of any kind to Executive in connection with such termination:

        (a) If there occurs a Termination By Company Without Cause, or a Termination by Executive for Good Reason, or if Executive dies or his employment is terminated by the Company because he becomes Disabled, then Executive (or his executor, administrator or personal representative, as the case may be) will be entitled to receive, in regularly scheduled monthly payments after the effective date of termination, (i) Base Salary to and including the next anniversary of the date of this Agreement.

        (b) If there occurs a Termination by Company For Cause or a Termination by Executive Without Good Reason, the Company will pay to Executive in a lump sum within thirty days after the effective date of termination, (i) Base Salary to and including the effective date of such termination.

        5.6 Effective Date of Termination. The effective date of a termination of Executive’s employment will be: (i) in the case of a Termination By Company Without Good Cause, the date specified in a notice given by the Company to Executive or, if no date is specified, on the date such notice is given; (ii) in the case of a Termination By Executive Without Good Reason, the date specified in a notice given by Executive to the Company or, if no date is specified, the date on which such notice is given; (iii) in the case of a Termination By Executive For Good Reason, the date notice of termination is given by Executive or, if the Company is entitled to attempt to correct or cure the breach giving rise to such proposed termination, the date that is thirty days after such notice is given if such breach is not corrected or cured as of that date; (iv) in the case of a Termination By Company For Cause, the date notice of termination is given by the Company or, if Executive is entitled pursuant to Section 1.13 to attempt to correct or cure the breach giving rise to such proposed termination, the date that is thirty days after such notice is given if such breach has not been corrected or cured as of that date; (v) in the case of Executive’s death, the date of death; and (vi) in case Executive is determined to be Disabled, the date the Parent Company determines that Executive is Disabled.

        6. Confidentiality; Nondisclosure; Noncompetition.

        6.1 “Confidential Information” Defined. “Confidential Information” means any and all information and data (oral or written) relating to the Company or any Affiliate of the Company that is disclosed or becomes known to Executive that is disclosed or becomes known to Executive during the Employment Term as a direct or indirect result of Executive’s employment by the Company which derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, information and data relating to trade secrets, Intellectual Property, computer software programs, Technical Documentation, customer lists, sales records and other proprietary commercial information, business strategies, acquisition and divestiture plans, sales and product information, financial or marketing data, customer information, technology, manufacturing or other processes, product formulations, information regarding applications and submissions (relating to existing and proposed products or services) made to regulatory authorities, new product or service plans, product or service development efforts, and other commercial, product and service data, and information of a legal nature (including information relating to existing, potential or threatened lawsuits by or against the Company).

        6.2 Nondisclosure of Confidential Information.

        (a) During the Employment Term and for so long afterwards as the pertinent information or data remains Confidential Information, Executive will not directly or indirectly communicate, disclose or disseminate any Confidential Information received by Executive or use any such Confidential Information for Executive's own benefit or that of any Person other than the Company without the prior written consent of the Company except when and to the extent that:

                 (i) such Confidential Information is or late becomes generally available to the public through no fault of Executive; or (ii) disclosure of any or all such Confidential Information is by order of a court of competent jurisdiction; and in such event, Executive will provide notice to the Company as soon thereafter as reasonably possible of the service upon him or his representative of any subpoena or other court order requiring such disclosure.

        6.3 No Solicitation of Employees or Others. Executive will not, during the Employment Term and for a period of two years thereafter, directly or indirectly, without the prior written consent of Parent Company, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any then employee, officer, agent, lessor, lessee, licensee, customer or supplier of the Company or any prospective customer or supplier which is actively negotiating with the Company at the time of termination of the Employment Term, to discontinue or alter (in a way that is adverse to the Company) his or its relationship with the Company.

        6.4 Non-competition. During the Employment Term and for a period of two years thereafter, Executive will not directly or indirectly engage in competition with the Company by (i) being associated in any capacity (whether as employee, shareholder, owner, consultant, agent or otherwise and either on his own behalf or on behalf of any other Person with whom he may be employed or associated) with any Person that sells or offers to sell any products or services which are in the same line of business as the Business and which compete in any area within the United States where the products or services are offered or sold or proposed to be offered or sold by the Company, or (ii) solicit or accept any business (or help any other Person solicit or accept any business) from any Person or entity which on the date of this Agreement is a customer of the Company or which during the Employment Term becomes a customer of the Company. Notwithstanding the foregoing, nothing herein shall prohibit Executive from owning five percent or less of any securities of a competitor if such securities are listed on a nationally recognized securities exchange or traded over-the-counter on the NASDAQ market or otherwise.

        6.5 Rights to Inventions, Etc.

        (a) All trade secrets, Intellectual Property, Technical Documentation, inventions, discoveries, designs, programming, technology or improvements thereto (whether any of the foregoing are patentable or not), specifically including but not limited to, computer programs, internet systems applications and related documentation or any other work of authorship conceived, created or made by Executive, alone or with others, during the term of Executive's employment by the Company, whether or not during working hours or on the Company's premises, which are (i) within the scope of the Business or other business operations of the Company, or a reasonable or contemplated expansion thereof, (ii) related to any work or project of the Company, present or contemplated, (iii) created with the aid of the Company's materials, equipment or personnel or (iv) based upon Confidential Information to which Executive has had or may have access as a result of or in connection with his employment with the Company ("Company Developments"), are the sole and exclusive property of the Company; and Executive hereby assigns all rights, title and interest in and to all Company Developments to the Company. Executive will promptly disclose in writing to the Company any and all Company Developments of which he has actual knowledge.

        (b) If copyright protection is available for any Company Development, such Company Development will be considered a work made for hire under the copyright laws and will be the exclusive property of the Company.

        (c) Executive will execute for the benefit of the Company, at no expense to Executive and without any additional compensation to Executive, all patent applications, assignment instruments, affidavits and other documents which may be determined by counsel to the Company to be necessary or desirable (a) to vest in the Company all rights to Company Developments and (b) to enable the Company to obtain patent coverage thereon (if applicable) in any and all countries. Executive will execute and deliver any such documents required to comply with this Section 6.5 at any time as requested by the Company, whether or not Executive remains in the employ of the Company.

        (d) Executive will treat Company Developments as confidential and will not use Company Developments for any purpose other than in furtherance of his employment by the Company and such confidential and nonuse status will be preserved until such time as the subject Company Developments become public knowledge through no fault of Executive or through no fault of any third party who is contractually obligated to the Company to maintain those Company Developments in confidence.

        (e) Executive hereby assigns any and all trade secrets, Intellectual Property, Technical Documentation, inventions, discoveries, designs, programming, technology or improvements thereto, specifically including but not limited to, computer programs and related documentation or any other work of authorship conceived, created or made by Executive while employed at the Company.

        6.6 Injunctive Relief. The parties acknowledge and agree that: (a) the Company will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 6; (b) monetary damages will not be an adequate remedy for any such breach; (c) the Company will be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (d) the existence of any claims which Executive may have against the Company, whether under this Agreement or otherwise, will not be a defense to the enforcement by the Company of any of its rights under this Section 6.

        6.7 Return of Documents.

        (a) Upon the request of the Company, and, in any event, upon the termination of the Employment Term, Executive will return all Confidential Information received by Executive at any time during his employment by the Company in whatever form contained or embodied.

        (b) In addition, upon the request of the Company, and in any event, upon the termination of the Employment Term, Executive shall return all originals and copies of books, records, documents, sales materials, tapes, keys, credit cards and other tangible property of Company within Executive’s possession or under his control.

        6.8 Acknowledgment. Executive acknowledges that he will be directly and materially involved as a senior executive in all important policy and operational decisions of Company. Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between Company and Executive, each being fully informed of all relevant facts. Accordingly, Executive acknowledges that the foregoing restrictions of this Section 6 are fair and reasonable, are minimally necessary to protect Company, its partners and Affiliates and the public from the unfair competition of Executive who, as a result of his employment with Company, will have had unlimited access to the most confidential and important information of Company, its business and future plans. Executive furthermore acknowledges that, as far as can be foreseen as of the date of this Agreement, no unreasonable harm or injury will be suffered by him from enforcement of the covenants contained herein and that he will be able to earn a reasonable livelihood following termination of his employment notwithstanding enforcement of the covenants contained herein.

        6.9 Expenses. Executive, on the one hand, and the Company, on the other hand, in addition to any other claims for damages such party may have under this Agreement, will indemnify and hold harmless the party who prevails in any action commenced in connection with a claim or controversy arising out of this Section 6, from and against any and all costs and expenses (including fees and disbursements of the prevailing party’s counsel) arising out of such action.

        6.10 Non-exclusivity and Survival. The covenants of Executive contained in this Section 6 are in addition to, and not in lieu of, any obligations which Executive may have with respect to the subject matter of this Section, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability will survive any termination of the Employment Term and enforceability will survive any termination of the Employment Term by either party and any investigation made with respect to the breach thereof by the Company.

        6.11 Noninterference With Third-Party Rights. Executive represents and warrants that (a) he is not a party to any agreement containing a non competition clause or other restriction with respect to: (i) the services which he is required to perform hereunder or (ii) the use or disclosure of any information directly or indirectly related to the Company’s business, or the services he is required to render pursuant hereto, and (b) only the Company is entitled to the benefit of his work.

        7. Indemnification. The Company shall provide to the Executive, to the full extent provided for under the laws of the Company’s state of incorporation and the Company’s Bylaws, and except for cases of gross, willful or wanton misconduct by the Executive, indemnification for claims or lawsuits which may be threatened, asserted or commenced against the Executive by reason of the fact that he is or was a director, officer, employee or other agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, provided that indemnification shall not be provided in violation of applicable law. The Executive shall cooperate with the Company in defense of such claims by the Company.

        8. Miscellaneous Provisions.

        8.1 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same agreement (and all signatures need not appear on anyone counterpart), and this Agreement will become effective when one or more counterparts has been signed by each party and delivered to the other party.

        8.2 Notices. All notices and other communications hereunder will be in writing and will be deemed to be properly delivered or given if delivered in person, by telecopy or by first class, prepaid, registered or certified mail, as follows:

If to the Company, to:	FocVs Technologies, Inc. 6725 East Tennessee Suite 500 Denver, Colorado 80236 Telecopy No.: (303) 322-6999 Attn: Executive Vice President

with a copy to:	Thomas F. Pierson, P.C. 1004 Depot Hill Rd. #1E Broomfield, Co. 80020 Attn: Legal Department

If to Executive to:	Edward Nichols 101 University Blvd., #420 Denver, Colorado 80206 (303) 388-1197

A party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this paragraph, provided that such notice will not be effective until actual receipt by the other party. Notice will be deemed given: (i) if delivered in person, upon receipt; (ii) if by telecopy, addressed as provided above, on the date received if received during normal business hours, and on the day following receipt if received after normal business hours; and (iii) if by mail, addressed as provided above, on the date of first attempted delivery. A party may change the address to which notices are to be delivered by giving notice of such other address to the other party in the manner provided above.

        8.3 Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by each of the parties hereto.

        8.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral and written with respect to the subject matter hereof.

        8.5 Applicable. This Agreement will be governed by the laws of the State of Colorado applicable to contracts made and to be wholly performed therein without regard to its choice of law provisions.

        8.6 Headings. The headings contained herein are for the sole purpose of convenience of reference and will not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

        8.7 Binding Effect: Benefits: Successors. Executive may not delegate his duties or assign his rights under this Agreement. This Agreement will inure to the benefit of, and be binding upon, the parties and their respective heirs, legal representatives, successors and permitted assigns. The Company will (i) require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to the Business of the Company, by an agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, and upon such assumption all references in this Agreement to the Company will be deemed, mutatis mutandis, to be references to the successor and (ii) prior to permitting any such assumption, determine in good faith that the successor is reasonably likely to be financially capable of performing the obligations of the Company under this Agreement. Nothing in this Section will affect the rights of Executive upon a Termination By Executive For Good Reason based on a sale.

        8.8 Waiver, etc. The failure of either of the parties at any time to enforce any of the provisions of this Agreement will not be deemed or construed to be a waiver of any such provision or in any way to affect the validity of this Agreement or any provision hereof or the right of either of the parties thereafter to enforce each and every provision of this Agreement. No waiver of any breach of any provision of this Agreement will be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought and no waiver of any such breach will be construed or deemed to be a waiver of any other or subsequent breach.

        8.9 Severability. If in any jurisdiction any term or provision hereof is invalid or unenforceable: (i) the remaining terms and provisions thereof will be unimpaired; (ii) any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction; and (iii) the invalid or unenforceable term or provision will, for purposes of such jurisdiction be deemed replaced by a term or provision as determined by a court, that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (but such replacement will not in any case be more restrictive or burdensome on Executive in any material respect).

        8.10 Capacity, etc. Executive hereby represents and warrants to the Company that: (i) he has full power, authority and capacity to execute and deliver this Agreement, and to perform his obligations hereunder; (ii) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreement or other obligations to which he is a party or otherwise bound or subject; and (iii) this Agreement is a valid and binding obligation of Executive enforceable against Executive in accordance with its terms. The Company hereby represents and warrants to Executive that: (i) it has received all necessary approvals and consents for the execution of this Agreement; and (ii) this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

        8.11 Binding Arbitration. In the event of any dispute between Executive and the Company with respect to this Agreement, prior to initiating any legal action with respect thereto, Executive and the Company shall submit their grievances to binding, enforceable arbitration to be held before the Judicial Arbiter Group in Denver, Colorado using the commercial arbitration rules of the American Arbitration Association.

        IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

FOCVS TECHNOLOGIES, INC.

By:///Signed//                                                                             ///Signed//
           Scott Salzman, President                                                    Edward Nichols, Executive

EASYQUAL.COM, INC.

By:///Signed//
           James C. Saunders, Chairman

Exhibit A to Employment Agreement
Edward Nichols
Performance Standards

_________________________________________           ______________________________________
____________SEATS PER QUARTER_________              _____________SALES PER QUARTER______
            -----------------                                    -----------------
                                      First Year
Q1------------------25--------------                    ------------------$25,000.00--------
__________

Q2------------------50--------------                    ------------------$50,000.00--------
Q3------------------75--------------                    ------------------$75,000.00--------
__________

Q4-----------------100--------------                    ------------------$100,000.00-------
                                      Second Year
Q1------------------75---------------                   ------------------$75,000.00--------
__________

Q2------------------75---------------                   ------------------$75,000.00--------
Q3------------------75---------------                   ------------------$75,000.00--------
__________

Q4------------------75---------------                   ------------------$75,000.00--------

        The foregoing performance criteria represent the minimum standard for performance under the preceding employment agreement and are to be considered concurrently as requirements under the contract of employment. In the event Executive exceeds the minimum performance set forth above in any single quarter, such excess shall be credited to the following quarter’s minimum requirement.

EXHIBIT B

        On the Effective Date, easyQual.com, Inc. shall grant to Executive 600,000 options to acquire shares of easyQual cormnon stock, which shall be exercisable upon the completion of the following sales milestones regarding easyQual’s Application Service Provider, FocVs:

1. At 750 seats, 200,000 shares shall be exercisable at an exercise price of $0.50 per share;

2. At 1000 seats, 200,000 shares shall be exercisable at an exercise price of $0.70 per share;

3. At 1250 seats, 200,000 shares shall be exercisable at an exercise price of $1.00 per share.

        The options shall be exercisable on a pro-rata basis in the event that the seat sales by Executive are between 751 and 1249. Options that have not vested by two years shall expire. Once vested, options shall remain exercisable for five years. The Executive shall receive registration rights for the options on. terms similar to other members of easyQual’s senior executive management.